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                                                                      EXHIBIT 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)
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                                                         Six Months Ended
                                                          June 30, 1998
                                                       --------------------

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Net earnings available for fixed charges:
  Income from continuing operations                    $             42,835
  Add - Income taxes                                                 21,116
      - Fixed charges                                                22,876
                                                       --------------------
Adjusted earnings                                      $             86,827
                                                       ====================
Fixed charges:
  Interest expense                                     $             20,679
  Portion of rent expense
      representing interest                                           2,197
                                                       --------------------
Adjusted fixed charges                                 $             22,876
                                                       ====================

RATIO OF EARNINGS TO FIXED CHARGES                                     3.80

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